Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

First Quarter Leasing Volume of 480,400 SF; Same Property Cash NOI Up 6.8% Year-over-Year

SAN DIEGO, Calif. – April 30, 2014 – BioMed Realty Trust, Inc. (NYSE: BMR), the leading real estate company focusing on life sciences, today announced financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•

Executed 59 leasing transactions during the quarter representing approximately 480,400 square feet, including 96,100 square feet of positive net absorption and 126,200 square feet of pre-leasing, contributing to an operating portfolio leased percentage on a weighted-average basis of 91.5% and a development portfolio leased percentage of 81.7% at quarter end;

•

Increased same property net operating income on a cash basis by 6.8% year-over-year and set new company records for total and rental revenues of approximately $168.9 million and $120.0 million, respectively;

•

Generated core funds from operations (CFFO) of $0.41 per diluted share and adjusted funds from operations (AFFO) of $0.38 per diluted share, and reported net income available to common stockholders for the quarter of approximately $18.8 million, or $0.10 per diluted share; and

•	Continued to enhance the breadth and depth of the company’s organization with the promotion of David Hsiao to Vice President, Information Technology.

Subsequent to the end of the first quarter, the company:

•

Added approximately one million square feet to the company’s portfolio through its investment in the 300 George Street and 100 College Street properties adjacent to the Yale School of Medicine in New Haven, Connecticut, and as a result added Alexion Pharmaceuticals, Inc. to the company’s top-ten tenant roster;

•	Repaid in full the $333.4 million principal amount outstanding on its mortgage loan secured by the Center for Life Science | Boston, which bore interest at 7.75% per annum;

•

Received an upgrade on the company’s investment grade corporate credit rating from Standard & Poor’s Ratings Services to BBB, after receiving a positive outlook from Moody’s Investors Service in March 2014;

•	Completed a public offering of $400 million aggregate principal amount of 2.625% Senior Notes due 2019, priced at 99.408% of the principal amount to yield 2.752% to maturity; and

•	Appointed Janice L. Sears, former executive at Bank of America, to the company’s Board of Directors.

Commenting on the first quarter results, BioMed Realty’s Chairman and Chief Executive Officer, Alan D. Gold, said, “We remain focused on providing real estate solutions that serve as the connection point for the academic, medical research and commercial biotech communities. Our recent accomplishments clearly demonstrate our continued strong execution on this strategy as illustrated by the significant leasing in Philadelphia and San Diego and our recently announced acquisition in New Haven, on the front doorsteps of Yale University. We recognize and are leveraging the critical nature of proximity and the growing desire of commercial pharmaceutical companies and life science research organizations to be located together in collaborative communities adjacent to the important centers of academic research, including Yale University, University of Pennsylvania, Harvard University and University of California, San Diego.”

Portfolio Update

During the quarter ended March 31, 2014, the company executed 59 leasing transactions representing approximately 480,400 square feet, contributing to an operating portfolio leased percentage on a weighted-average basis of 91.5% and a development portfolio leased percentage of 81.7% at quarter end, and comprised of:

•	49 new leases totaling approximately 307,300 square feet, highlighted by:

•

Leases with Synthetic Genomics Inc. and Human Longevity Inc., two genomic research organizations co-founded by genomics research pioneer J. Craig Venter, totaling approximately 125,200 square feet at the company’s 4570 Executive Drive property in San Diego, California. Concurrent with these transactions, BioMed Realty terminated its leases at 4570 Executive Drive with Bristol-Myers Squibb Company and another tenant, which were previously scheduled to expire in phases from 2015 to 2018.

•

A lease expansion with the University of Pennsylvania Health System (UPHS) for approximately 55,900 square feet at the company’s 3737 Market Street building on the University City Science Center’s campus in Philadelphia, Pennsylvania, bringing UPHS’s total leased space at the property to approximately 211,600 square feet.

•	A new lease with a life science company developing gene therapies for approximately 28,100 square feet at the company’s 3737 Market Street building in Philadelphia.

•

Ten lease renewals totaling approximately 173,100 square feet, highlighted by a lease extension with Revance Therapeutics, Inc. for approximately 90,400 square feet at the company’s Pacific Research Center in Newark, California.

At March 31, 2014, the company’s total portfolio comprised approximately 16.3 million rentable square feet, with land supporting an additional 4.9 million square feet of development potential. First quarter same property net operating income on a cash basis increased 6.8% year-over-year, primarily as a result of sustained leasing success and contractual rent escalations.

Following the end of the first quarter, the company invested in two properties, 300 George Street and 100 College Street, adjacent to the Yale School of Medicine in New Haven, Connecticut. The 300 George Street property is a

519,000 square foot laboratory and office building, which is 99% leased and anchored by long-term leases to Yale University and the Yale-New Haven Hospital, with a weighted-average remaining lease term of over eleven years. The 100 College Street property, currently under construction, is expected to be a fully leased, 508,000 square foot laboratory and office building anchored by Alexion Pharmaceuticals, which plans to use the space as its new global headquarters, with a weighted-average remaining lease term of over 13 years. The total project investment, upon completion, is expected to be approximately $308 million, including a continuing partnership interest of Winstanley Enterprises LLC, which will also continue to provide construction and property management services for the project.

“The tremendous results in the first quarter, and continuing into the second quarter, encompass every aspect of our proven business model,” said Kent Griffin, President of BioMed Realty. “We focus on building strong, valued relationships with existing and new tenants. During the quarter, we expanded our existing relationship with J. Craig Venter, entering into ten-year leases for approximately 125,000 square feet at our 4570 Executive Drive property with two companies he co-founded. With our investment acumen, we were able to leverage our expertise and relationships in the university marketplace to acquire the 100 College Street and 300 George Street properties in New Haven, Connecticut. This transaction highlights the importance of being at the intersection of academia and the commercial world, with over one million square feet of state-of-the-art laboratory and office space fully leased to top-tier tenants including Yale University, Yale-New Haven Hospital and Alexion Pharmaceuticals.”

First Quarter 2014 Financial Results

Rental revenues for the first quarter were approximately $120.0 million, compared to approximately $103.0 million for the same period in 2013, an increase of 16.6% and the highest in the company’s history. Total revenues for the first quarter were approximately $168.9 million, compared to approximately $160.5 million for the same period in 2013, an increase of 5.3%, also the highest in the company’s history. Total revenues for the first quarter 2014 include other revenues of approximately $5.3 million associated with the termination of leases at the company’s 4570 Executive Drive property in San Diego, California (which was immediately leased to two tenants). Total revenues for the first quarter 2013 include other revenue of approximately $24.0 million associated with the termination of leases at the company’s Science Center at Oyster Point in South San Francisco, California (which was immediate leased to Life Technologies Corporation). Excluding termination revenue, total revenues grew 19.9% year-over-year. In addition, during the first quarter, the company realized net gains of approximately $6.5 million primarily from the sale of certain investments in publicly-traded life science companies, of which approximately $8.0 million is reflected in other income and is offset by approximately $1.5 million related to a minority interest.

CFFO for the first quarter was $0.41 per diluted share and FFO per share, calculated in accordance with standards established by NAREIT, was $0.40 per diluted share for the quarter. AFFO for the quarter was $0.38 per diluted share. The company reported net income available to common stockholders for the quarter of approximately $18.8 million, or $0.10 per diluted share.

Financing Activity

Subsequent to the end of the first quarter of 2014, the company:

•	Repaid in full the $333.4 million principal amount outstanding on its mortgage loan secured by the Center for Life Science | Boston, which bore interest at 7.75% per annum;

•

Received an upgrade of its investment grade corporate credit rating from Standard & Poor’s Ratings Services (S&P) from BBB– to BBB, after receiving a positive outlook from Moody’s Investors Service in March 2014; and

•

Completed a public offering of $400 million aggregate principal amount of 2.625% Senior Notes due 2019, which were priced at 99.408% of the principal amount to yield 2.752% to maturity. Proceeds were used to repay amounts outstanding under the company’s revolving credit facility.

Greg Lubushkin, BioMed Realty’s Chief Financial Officer, added, “Our growth is amply supported by our sound capital strategy, which has been one of our hallmarks throughout our history and continues to be validated by our sustained, prudent growth. Our strong liquidity position enabled us to prepay the 7.75% mortgage secured by the Center for Life Science | Boston on April 1. Shortly thereafter we received an upgrade to our investment grade corporate credit rating by S&P to BBB, which was followed almost immediately by our very successful $400 million offering of 2.625% unsecured senior notes in April.”

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a first quarter 2014 dividend of $0.25 per share of common stock. The first quarter common share dividend is equivalent to an annualized dividend of $1.00 per common share.

Earnings Guidance

The company’s updated 2014 guidance for net income per diluted share, FFO per diluted share and CFFO per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO per diluted share (and CFFO per diluted share) are based upon estimated, weighted-average diluted common shares outstanding of approximately 197.7 million and 208.6 million, respectively.

2014
(Low - High)
Projected net income per diluted share available to common stockholders	$0.19 - $0.27
Add:
Real estate depreciation and amortization	$1.30
Noncontrolling interests in operating partnership	($0.01)
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.03)
Projected FFO per diluted share	$1.45 - $1.53
Add: Acquisition costs	$0.01
Projected CFFO per share	$1.46 - $1.54

The company’s 2014 FFO and CFFO estimates reflect the company’s strong operating results, recent investments and capital transactions, including the effect of the investment in the 300 George Street and 100 College Street properties, the prepayment of the Center for Life Science | Boston mortgage and the issuance of $400 million 2.625% Senior Notes due 2019. The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2014 FFO and CFFO estimates do not reflect the impact of any future new investments (acquisitions or development) or related financing activity, as the impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, May 1, 2014 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (800) 708-4540 (domestic) or (847) 619-6397 (international) with call ID number 37141856. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:30 p.m. Pacific Time on Thursday, May 1, 2014 until midnight Pacific Time on Tuesday, May 6, 2014 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 37141856#.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 17.3 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Investments in real estate, net	$5,235,036	$5,217,902
Investments in unconsolidated partnerships	31,461	32,137
Cash and cash equivalents	59,121	34,706
Accounts receivable, net	10,719	8,421
Accrued straight-line rents, net	178,114	173,779
Deferred leasing costs, net	189,527	198,067
Other assets	371,453	307,589

Total assets	$6,075,431	$5,972,601

LIABILITIES AND EQUITY
Mortgage notes payable, net	$706,013	$709,324
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	895,312	895,083
Unsecured senior term loan	760,066	758,786
Unsecured line of credit	226,000	128,000
Accounts payable, accrued expenses and other liabilities	333,157	314,383

Total liabilities	3,100,548	2,985,576
Equity:
Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 shares authorized, 192,502,965 and 192,115,002 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1,925	1,921
Additional paid-in capital	3,554,504	3,554,558
Accumulated other comprehensive loss, net	(19,973)	(32,923)
Dividends in excess of earnings	(612,864)	(583,569)

Total stockholders’ equity	2,923,592	2,939,987
Noncontrolling interests	51,291	47,038

Total equity	2,974,883	2,987,025

Total liabilities and equity	$6,075,431	$5,972,601

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
Revenues:
Rental	$120,026	$102,956
Tenant recoveries	38,735	32,637
Other revenue	10,115	24,857

Total revenues	168,876	160,450

Expenses:
Rental operations	52,523	40,553
Depreciation and amortization	62,409	60,764
General and administrative	11,942	10,028
Acquisition-related expenses	1,250	2,236

Total expenses	128,124	113,581

Income from operations	40,752	46,869
Equity in net loss of unconsolidated partnerships	(138)	(319)
Interest expense, net	(28,010)	(25,902)
Other income / (expense)	8,163	(3,190)

Net income	20,767	17,458
Net income attributable to noncontrolling interests	(1,934)	(146)

Net income attributable to the company	18,833	17,312
Preferred stock dividends	—	(2,393)
Cost on redemption of preferred stock	—	(6,531)

Net income available to common stockholders	$18,833	$8,388

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.10	$0.05

Weighted-average common shares outstanding:
Basic	190,905,867	159,692,470

Diluted	196,545,536	162,713,677

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three months ended March 31, 2014 and 2013 was as follows:

	Three Months Ended March 31,
	2014	2013
Net income available to common stockholders	$18,833	$8,388
Adjustments:
Noncontrolling interests in operating partnership	521	154
Depreciation and amortization – unconsolidated partnerships	373	369
Depreciation and amortization – consolidated entities	62,409	60,764
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(441)	(30)

FFO available to common shares and units – basic	81,695	69,645
Interest expense on exchangeable senior notes	1,688	1,688

FFO available to common shares and units – diluted	83,383	71,333
Acquisition-related expenses	1,250	2,236

CFFO available to common shares and units – diluted	$84,633	$73,569

FFO per share – diluted	$0.40	$0.41

CFFO per share – diluted	$0.41	$0.42

Weighted-average common shares and units outstanding – diluted (1)	208,581,807	174,371,376

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three months ended March 31, 2014 and 2013 was as follows:

	Three Months Ended March 31,
	2014	2013
CFFO – diluted	$84,633	$73,569
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(7,731)	(9,795)
Leasing commissions	(1,910)	(1,580)
Non-cash revenue adjustments	(2,922)	3,243
Non-cash debt adjustments	2,933	5,924
Non-cash equity compensation	3,750	3,011
Cost on redemption of preferred stock	—	6,531
Depreciation included in general and administrative expenses	740	481
Share of non-cash unconsolidated partnership adjustments	18	40

AFFO available to common shares and units	$79,511	$81,424

AFFO per share – diluted	$0.38	$0.47

Weighted-average common shares and units outstanding – diluted (1)	208,581,807	174,371,376

(1)	The three months ended March 31, 2014 include 10,525,410 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended March 31, 2013 include 10,259,496 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended March 31, 2014 and 2013 include 1,510,861 and 1,398,203 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, FFO excluding acquisition-related expenses, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and OP units because we consider them to be important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO, CFFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO, CFFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements and (c) leasing commissions.

Our computations may differ from the methodologies for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered alternatives to net income/(loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as indicators of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.